Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No.: 333-267625

Relating To Preliminary Prospectus Supplement dated October 11, 2022 to Prospectus dated September 26, 2022

October 11, 2022

CAMECO CORPORATION

BOUGHT TREASURY OFFERING OF COMMON SHARES

TERM SHEET

A REGISTRATION STATEMENT ON FORM F-10 (FILE NO. 333-267625) CONTAINING IMPORTANT INFORMATION RELATING TO THE COMMON SHARES (AS DEFINED BELOW) DESCRIBED IN THIS DOCUMENT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). A FINAL BASE SHELF PROSPECTUS DATED SEPTEMBER 26, 2022 CONTAINING IMPORTANT INFORMATION RELATING TO THE COMMON SHARES HAS BEEN FILED WITH THE SECURITIES REGULATORY AUTHORITIES IN EACH OF THE PROVINCES AND TERRITORIES OF CANADA. A PRELIMINARY PROSPECTUS SUPPLEMENT WILL BE FILED WITH THE SECURITIES REGULATORY AUTHORITIES IN EACH OF THE PROVINCES AND TERRITORIES OF CANADA AND THE SEC. A COPY OF THE FINAL SHORT FORM BASE SHELF PROSPECTUS, ANY AMENDMENT TO THE SHORT FORM BASE SHELF PROSPECTUS AND ANY APPLICABLE SHELF PROSPECTUS SUPPLEMENT THAT HAS BEEN FILED, IS REQUIRED TO BE DELIVERED WITH THIS DOCUMENT. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING SEDAR AT WWW.SEDAR.COM. YOU MAY OBTAIN COPIES OF THE REGISTRATION STATEMENT ON FORM F-10, ANY AMENDMENT TO SUCH REGISTRATION STATEMENT AND ANY APPLICABLE PROSPECTUS SUPPLEMENT ON EDGAR AT www.sec.gov.

YOU MAY ALSO OBTAIN COPIES OF THE FINAL BASE SHELF PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IN CANADA FROM: CIBC CAPITAL MARKETS, 161 BAY STREET, 5TH FLOOR, TORONTO, ON M5J 2S8 OR BY TELEPHONE AT 1-416-956-6378 OR BY EMAIL AT mailbox.canadianprospectus@cibc.com OR FROM GOLDMAN SACHS CANADA INC., TD NORTH TOWER, 77 KING STREET WEST, SUITE 3400, P.O. BOX 38, TORONTO, ON M5K 1B7 OR BY TELEPHONE AT 1-416-343-8900 OR BY EMAIL AT Prospectus-ny@ny.email.gs.com OR IN THE UNITED STATES FROM: CIBC CAPITAL MARKETS, 161 BAY STREET, 5TH FLOOR, TORONTO, ON M5J 2S8 BY TELEPHONE AT 1-416-956-6378 OR BY EMAIL AT Mailbox.USProspectus@cibc.com OR FROM GOLDMAN SACHS & CO. LLC, PROSPECTUS DEPARTMENT, 200 WEST STREET, NEW YORK, NY 10282, OR BY TELEPHONE AT 1-866-471-2526 OR BY EMAIL AT Prospectus-ny@ny.email.gs.com. THIS DOCUMENT DOES NOT PROVIDE FULL DISCLOSURE OF ALL MATERIAL FACTS RELATING TO THE SECURITIES OFFERED. INVESTORS SHOULD READ THE FINAL BASE SHELF PROSPECTUS, ANY AMENDMENT AND ANY APPLICABLE SHELF PROSPECTUS SUPPLEMENT THE COMPANY HAS FILED WITH THE SECURITIES REGULATORY AUTHORITIES IN EACH OF THE PROVINCES AND TERRITORIES OF CANADA AND THE SEC FOR DISCLOSURE OF THOSE FACTS, ESPECIALLY RISK FACTORS RELATING TO THE SECURITIES OFFERED, BEFORE MAKING AN INVESTMENT DECISION.

THE INFORMATION IN THIS COMMUNICATION SUPERSEDES THE INFORMATION IN THE PRELIMINARY PROSPECTUS SUPPLEMENT TO THE EXTENT IT UPDATES SUCH INFORMATION.

Issuer:	Cameco Corporation (the “Company”).

The Offering:	Treasury offering of 29,615,000 common shares of the Company (“Common Shares”), prior to any exercise of the Over-Allotment Option (as defined below).

Issue Price:	US$21.95 per Common Share.

Amount:	US$650,049,250 (US$747,556,638 if the Over-Allotment Option is exercised in full).

Over-Allotment Option:	The Company has granted the Underwriters an option (the “Over-Allotment Option”), exercisable at any time, in whole or in part, at the Issue Price for a period of 30 days following the closing of the Offering, to purchase up to an additional 4,442,250 Common Shares of the Offering.

Use of Proceeds:	The net proceeds of the Offering are intended to be used by the Company to finance the Company’s 49% interest in the acquisition of Westinghouse Electric Company corporate group by an acquisition entity jointly owned by the Company and Brookfield Renewable Partners Inc. and the expenses related to such acquisition.

Dividends:	On February 9, 2022, the board of directors of the Company declared an annual dividend of C$0.12 per Common Share, which will be paid on December 15, 2022 to holders of record on November 30, 2022.

Listing:	Application is being made to list the Common Shares on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”). The issued and outstanding Common Shares are listed on the TSX and the NYSE under the symbols “CCO” and “CCJ”, respectively.

Offering Basis:	Public offering by way of a prospectus supplement to the Company’s short form base shelf prospectus dated September 26, 2022, to be filed in each of the provinces and territories of Canada, in the United States under the Company’s registration statement on Form F-10 (File No. 333-267625) pursuant to the Multi-Jurisdictional Disclosure System, and internationally in certain jurisdictions by way of private placement, as permitted.

Underwriting Basis:	“Bought deal” basis, subject to a mutually acceptable underwriting agreement containing standard “litigation out”, “disaster out”, “regulatory out” and “material adverse change out” rights of termination, running to closing of the Offering.

Eligibility:	Eligible for RRSPs, RRIFs, RESPs, RDSPs, DPSPs and TFSAs.

Joint Bookrunners:	CIBC Capital Markets and Goldman Sachs & Co. LLC.

Underwriters’ Fee:	4.00% of the gross proceeds of the Offering.

Closing Date:	On or about October 17, 2022.